Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Reports Fourth Quarter and Full Year 2011 Results

49% Annual Increase in Pharmaceutical Product Sales;

CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol Product Lines Launched

Redwood City, CA – Codexis, Inc. (NASDAQ: CDXS), a developer of industrial enzymes to enable the production of biofuels, bio-based chemicals, and pharmaceutical intermediates, today announced financial results for the fourth quarter and year ended December 31, 2011.

“In 2011, we launched our CodeXyme™ cellulase enzymes and CodeXol™ detergent alcohol product lines,” said Alan Shaw, Ph.D., President and CEO of Codexis, Inc. “In 2012 we are focused on delivering world-class CodeXyme™ cellulase enzymes to our development partners, piloting production of CodeXol™, and delivering continued sales growth in our pharmaceuticals products and services”.

Full Year 2011 Financial Highlights:

Revenue: For fiscal 2011, the company reported revenues of $123.9 million, an increase of $16.8 million or 16% over fiscal 2010 revenue of $107.1 million. Product revenue of $49.0 million increased $16.2 million or 49% over the prior year, driven by increased sales to both generic and innovator pharmaceutical customers. Collaborative R&D revenue of $71.4 million increased $1.2 million from $70.2 million over the prior year.

Operating Expenses: Research and development expenses for fiscal 2011 were $61.0 million, compared to $52.4 million for fiscal 2010. The increase was primarily due to additional headcount and amortization related to intellectual property purchased from Maxygen, Inc. Selling, general and administrative expenses for fiscal 2011 increased to $36.9 million compared to $33.8 million for fiscal 2010, driven by higher stock compensation expense and higher compensation expense due to headcount increases.

Net Loss: Net loss was ($16.6) million, or ($0.46) per share, based on 35.7 million weighted average common shares outstanding for fiscal year 2011. This compares to a net loss of ($8.5) million.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA was $4.3 million for fiscal 2011 compared to $9.9 million for fiscal 2010. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at December 31, 2011, was $63.8 million compared to $74.1 million at December 31, 2010. The company used ($0.5) million in cash from operations in fiscal 2011.

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Fourth Quarter 2011 Financial Highlights:

Revenue: For the fourth quarter of 2011, the company reported revenues of $33.5 million, an increase of $3.7 million or 12% over $29.8 million in the fourth quarter of 2010. Product revenue increased $6.9 million or 80% over the same time period of 2010.

Operating Expenses: Research and development expenses in the fourth quarter of 2011 were $15.5 million, compared to $13.3 million for the fourth quarter of 2010. The increase was primarily due to additional headcount for the development of CodeXol™ Detergent Alcohol. Selling, general and administrative expenses in the fourth quarter of 2011 increased to $9.8 million, compared to $8.6 million over the same time period of 2010, related to use of consultants, legal costs associated with intellectual property patent filing and increased costs related to SOX compliance.

Net Loss: Net loss was ($5.3) million, or ($0.15) per share, based on 36.0 million weighted average common shares outstanding in the fourth quarter of 2011. This compares to a net loss of ($0.5) million or ($0.01) per share during the fourth quarter of 2010.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA decreased from $4.4 million in the fourth quarter of 2010 to ($0.2) million in the fourth quarter of 2011. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at December 31, 2011 was $63.8 million compared to $70.6 million at September 30, 2011. The company used ($2.9) million in cash from operations in the fourth quarter.

Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full year 2012, Codexis forecasts revenues in line with or exceeding 2011 results. Codexis expects 2012 Adjusted EBITDA will be positive.

Conference Call

Codexis will hold a conference call for investors on February 7, 2012 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679,

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access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 84268524 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

About Codexis, Inc.

Codexis is an industrial biotechnology company developing enzymes for the production of high value sustainable chemicals, clean fuels, cost effective pharmaceutical processes and renewable bioindustrial ingredients to make industry more efficient, productive and profitable. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ forecast for 2012 revenue and Adjusted EBITDA, and Codexis’ ability to deliver CodeXyme™ cellulase enzymes to its development partners in 2012, pilot production of CodeXol™ in 2012, and deliver sales growth in its pharmaceuticals products and services in 2012. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results include the risks that our operating results may fluctuate in the future, that we have a history of net losses and that we may be unable to successfully commercialize our technology in biofuels. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010	% change	2011	2010	% change
Revenues:
Product	$15,493	$8,586	80%	$49,021	$32,835	49%
Collaborative research and development	17,296	20,746	-17%	71,368	70,196	2%
Government grants	705	479	47%	3,476	4,073	-15%

Total revenues	33,494	29,811	12%	123,865	107,104	16%

Costs and operating expenses:
Cost of product revenues	13,067	8,126	61%	41,781	27,982	49%
Gross margin $	2,426	460	427%	7,240	4,853	49%
Gross margin %	16%	5%		15%	15%
Research and development	15,548	13,349	16%	61,049	52,405	16%
Selling, general and administrative	9,782	8,649	13%	36,942	33,841	9%

Total costs and operating expenses	38,397	30,124	27%	139,772	114,228	22%

Loss from operations	(4,903)	(313)	1466%	(15,907)	(7,124)	123%
Interest income	77	31	148%	273	166	64%
Interest expense and other, net	(297)	(153)	94%	(675)	(1,199)	-44%

Loss before provision for income taxes	(5,123)	(435)	1078%	(16,309)	(8,157)	100%
Provision for income taxes	174	60	190%	241	384	-37%

Net loss	$(5,297)	$(495)	970%	$(16,550)	$(8,541)	94%

Net loss per share of common stock, basic and diluted	$(0.15)	$(0.01)		$(0.46)	$(0.35)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	35,965	34,452		35,674	24,594

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$25,762	$72,396
Marketable securities	27,720	—
Accounts receivable, net	18,917	15,333
Inventories	4,488	2,817
Prepaid expenses and other current assets	2,345	1,646

Total current assets	79,232	92,192
Restricted cash	1,511	1,466
Non-current marketable securities	10,348	1,650
Property and equipment, net	24,176	21,452
Intangible assets, net	16,442	20,158
Goodwill	3,241	3,241
Other non-current assets	972	1,141

Total assets	$135,922	$141,300

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,364	$9,208
Accrued compensation	6,785	8,107
Other accrued liabilities	7,354	5,630
Deferred revenues	3,789	4,539

Total current liabilities	28,292	27,484
Deferred revenues, net of current portion	1,485	5,074
Other long-term liabilities	3,455	1,381

Total liabilities	33,232	33,939
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	287,792	275,540
Accumulated other comprehensive income (loss)	(407)	(34)
Accumulated deficit	(184,699)	(168,149)

Total stockholders’ equity	102,690	107,361

Total liabilities and stockholders’ equity	$135,922	$141,300

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Year Ended December 31,
	2011	2010
Operating activities:
Net loss	$(16,550)	$(8,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	3,716	1,063
Depreciation and amortization of property and equipment	7,755	7,246
Revaluation of redeemable convertible preferred stock warrant liability	—	677
Loss (gain) on disposal of property and equipment	49	148
Gain from extinguishment of asset retirement obligation	(124)	—
Extinguishment of royalty payable	—	461
Stock-based compensation	9,431	8,737
Accretion of asset retirement obligation	39	146
Amortization of debt discount	—	26
Accretion (amortization) of premium/discount on marketable securities	771	511
Changes in operating assets and liabilities:
Accounts receivable	(3,583)	(8,087)
Inventories	(1,671)	98
Prepaid expenses and other current assets	(682)	13
Other assets	513	2,814
Accounts payable	1,156	(2,105)
Accrued compensation	(1,322)	1,589
Other accrued liabilities	4,351	(6,048)
Deferred revenues	(4,339)	(15,131)

Net cash used in operating activities	(490)	(16,383)

Investing activities:
Increase in restricted cash	(45)	(735)
Purchase of property and equipment	(10,736)	(6,990)
Purchase of marketable securities	(52,564)	(49,051)
Purchase of Maxygen patent portfolio		(20,705)
Proceeds from sale of marketable securities	6,037	1,605
Proceeds from maturities of marketable securities	8,500	70,695
Proceeds from disposal of property and equipment		15

Net cash used in investing activities	(48,808)	(5,166)

Financing activities:
Principal payments on financing obligations	—	(8,026)
Payments in preparation for initial public offering	—	(3,870)
Proceeds from issuance of common stock on IPO, net of underwriting discounts	—	72,541
Proceeds from exercises of stock options	2,579	1,594

Net cash provided by financing activities	2,579	62,239

Effect of exchange rate changes on cash and cash equivalents	85	(79)

Net increase in cash and cash equivalents	(46,634)	40,611
Cash and cash equivalents:
Beginning of the period	72,396	31,785

End of the period	25,762	72,396
Marketable securities at the end of period	38,068	1,650

Cash, cash equivalents and marketable securities	$63,830	$74,046

Reclassification of preferred stock warrant from liability to additional paid-in capital		$2,686

Conversion of preferred stock to common stock and additional paid-in capital		$179,672

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
Calculation of Adjusted EBITDA	2011	2010	2011	2010
Net loss	$(5,297)	$(495)	$(16,550)	$(8,541)
Adjustments:
Minus: Interest income	(77)	(31)	(273)	(166)
Plus: Interest expense	—	5	—	529
Plus: Income taxes	174	60	241	384
Plus: Depreciation and amortization	3,006	2,609	11,471	8,309
Plus: Stock-based compensation	2,038	2,271	9,431	8,737
Plus: Preferred stock warrant fair market valuation adjustment	—	—	—	677

Adjusted EBITDA	$(156)	$4,419	$4,320	$9,929

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Jay Sarwar, ir@codexis.com, 650-421-8331

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

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